SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  May 15, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

Colorado	0-17267	84-1095959
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado	80202
(address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated May 15, 1997, the text of which follows:

Mallon Resources Corporation today reported a net loss for first quarter 1997 of $230,000 on revenues of $2,031,000, compared to a net loss for first quarter 1996 of $565,000 on revenues of $1,369,000. After payment of preferred dividends, the net loss attributable to common shareholders for first quarter 1997 was $325,000 ($0.07 per share) compared to a net loss attributable to common shareholders for first quarter 1996 of $655,000 ($0.34 per share). Total revenues for first quarter 1997 rose by $662,000 or 48% over first quarter 1996. Earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss (EBITDA) were $520,000 ($0.12 per share) compared to $385,000 ($0.20 per share) for last year's first quarter. Weighted average shares outstanding for first quarter 1997 were 4,386,000 compared to 1,955,000 for first quarter 1996. The 124% increase in shares outstanding was primarily attributable to the Company's October 1996 public sale of 2.3 million shares.

Mallon's consolidated financial statements include the consolidation of its 56% owned Laguna Gold Company, which has an unfavorable impact on reported results. The table on page 2 includes selected Mallon results, excluding Laguna's impact, which better reflect the Company's oil and gas operations. EBITDA for first quarter 1997, without Laguna, was $0.15 per share.

Kevin Fitzgerald, President of Mallon Oil Company, said, "Over the past two quarters, we have shifted much of our development work to our natural gas properties, while we have worked to enhance our acreage positions in new oil targets identified by our Black River Well. We recently completed a transaction that increased our working interest from 16% to more than 50% in our Black River acreage, where we plan to spud a well next week. With this stronger acreage position now in place, the Company plans to accelerate its oil property work, while maintaining the pace of its natural gas development."

During the first quarter, the Company drilled six wells, five of which were completed, and recompleted five wells, all of which are back on production. One well was abandoned due to mechanical problems encountered while running casing. The Company plans to re-drill this location. In addition, the Company spudded three development wells in the first quarter, which are currently in the process of being completed. Currently, the Company is drilling two wells and is conducting work on three recompletions. During the balance of 1997, the Company plans to drill approximately 25 more wells and recomplete an additional 19.

George Mallon, Chairman of Mallon Resources, noted, "Our average daily production for first quarter 1997 was 1,172 BOE, an 11% increase over our 1996 average of 1060 BOE per day. More significantly, by the end of the quarter our production was in fact over 1,500 BOE per day. With the additions to technical and operations staffs now settled in, I expect this positive trend to continue at an accelerated pace. Our accelerated drilling program, which began late last year, has already identified important new development targets. While these new opportunities have required some adjustments in our drilling plans, we are more encouraged than ever about our prospects for long term growth."

(In thousands, except per unit data)
                                            For the Three Months
                                              Ended March 31,
                                               1997      1996
Selected Consolidated Results
   Revenues                                   $2,031     $1,369
   Costs and expenses                          2,412      1,774
   Net loss                                     (230)      (565)
   Net loss attributable to common shareholders (325)      (655)
   Net loss per share attributable to common
     shareholders                             $(0.07)    $(0.34)
   EBITDA*                                       520        385
   EBITDA per share                            $0.12      $0.20
   Weighted Average shares outstanding         4,386      1,955

Selected Results Without Laguna Gold Company
   Revenues                                   $1,997     $1,358
   Costs and expenses                          2,060      1,667
   Net loss                                      (63)      (469)
   Net loss attributable to common shareholders (158)      (559)
   Net loss per share attributable to common
      shareholders                            $(0.04)    $(0.29)
   EBITDA*                                       662        469
   EBITDA per share                            $0.15      $0.24
   Weighted Average shares outstanding         4,386      1,955

Selected Operating Data
   Net Production
      Oil (Mbbls)                                 37         45
      Gas (Mmcf)                                 411        322
      MBOE                                       106         99
   Average realized sales price
      Oil (Mbbls)                             $22.59     $17.04
      Gas (Mmcf)                               $2.76      $1.83
      MBOE                                    $18.60     $13.71

* EBITDA is income before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss. EBITDA is a financial measure commonly used in the Company's industry. It should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income and cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. The Company also owns a controlling 14 million shares of the common stock of Laguna Gold Company. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC". Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC".



Signatures

	Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	Mallon Resources Corporation


May 16, 1997	_________________________________
	Roy K. Ross, Executive Vice
President